Exhibit 10.1

AMENDED EMPLOYMENT AGREEMENT

This Amended Employment Agreement made and entered into as of September 15, 2011 between Hemispherx Biopharma, Inc. a Delaware Corporation (the “Company”) and Ralph Christopher Cavalli, of Philadelphia, Pennsylvania (“Employee”) and amends and restates in entirety the Employment Agreement between the parties made and entered upon on June 11, 2010, with the following respects with consideration of the premises and the mutual covenants and conditions herein contained the Company and Employee hereby agree as follows:

1.           Employment.  The Company employs Employee and Employee agrees to continue to serve the Company as a Vice President, Quality Control (“QC”).  As Vice President, the Employee shall directly report to the Senior Vice President, Operations and shall be responsible for those duties described on Schedule “A” attached hereto and made a part hereof and such other responsibilities as may be assigned by the Senior Vice President.

2.           Term.  This Agreement shall commence with an “Effective Date” of September 15, 2011, and shall terminate on March 15, 2013 (the “Initial Termination Date”) unless sooner terminated in accordance with Section 7 hereof or unless renewed as hereinafter provided (such period of employment together with any extension thereto hereinafter being called the “Employment Period”).  This Agreement shall be automatically renewed for successive one (1) year periods after the original Termination Date unless written notice of refusal to renew is given by one party to the other at least ninety(90) days prior to the initial Termination Date or the expiration of any renewal period.

3.           Compensation.

(a)           As compensation for the services to be performed hereunder, the Company shall pay to the Employee a salary (the “Salary”), as hereinafter provided, payable at such times as salaries of other senior executives of the Company are paid but no less frequently than monthly.  The Salary shall be at a rate of One Hundred Eighty Thousand, two hundred and sixty-four and 00/100--Dollars ($180,264) per year.

(b)           As additional compensation for the services to be performed hereunder, the Company shall issue to the Employee, as of the effective date of Board of Director approval, non-qualified options valid for a ten year period to purchase 40,000 shares of the Company common stock with an exercise price equal to 110% of the closing price of the Company stock on the NYSE Amex on the trading day immediately before the Effective Date of this Agreement.  These options shall proportionately vest monthly over an eighteen month period beginning October 1, 2011.  At the discretion of the Compensation Committee, you may also be entitled to receive additional annual grants in accordance with the Company’s incentive compensation policies and plans or as the result of the achievement of personal objectives agreed to between you and the Company from time to time. All options not vested upon termination of employment with the Company shall immediately become void.

(c)           The Employee shall be eligible to be paid a performance bonus in an amount up to twenty (20%) of his Salary in the sole discretion of the Compensation Committee of the Board of Directors based on the achievement of Company-wide management goals and performance regarding the Employee’s job description.

4.           Fringe Benefits.  During the Employment Period, the Employee shall be entitled to receive such fringe benefits as shall be applicable from time to time to the Company’s executives generally, including but not limited to such pension, vacation, group life and health insurance, and disability benefit plans as may be maintained by the Company from time to time.

5.           Services.  Employee agrees to serve the Company faithfully and to the best of his ability, and shall devote one hundred percent (100%) of his business time, attention and energies to the business of the Company during regular business hours and at other times during the week as reasonably requested by the Company and/or required by the demands of his position.

6.           Expenses.  During the Employment Period, Employee, upon presentation of payment vouchers or receipts, will be reimbursed for the reasonable and necessary expenses as prescribed or limited by the Company’s Travel & Expense policies and procedures, that are incurred by him in providing services pursuant to this Agreement.

7.           Termination.

(a)           The Company may discharge Employee for cause at any time as provided herein.  For purposes hereof, “cause” shall mean the failure of Employee, other than by reason of disability, to perform his services hereunder, a material violation of the Company’s “Code Of Ethics And Business Conduct For Officers, Employees, Agents and Consultants” or the willful engaging by Employee in illegal conduct or gross misconduct which is injurious to the Company.

(b)           This Agreement shall terminate upon the death of Employee or disability of Employee which has lasted for a continuous period of not less than three (3) months.

(c)           Your employment with Hemispherx Biopharma is “at-will” in which either party shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice of termination.

8.           Employment Policies.  Employee acknowledges that not all rules and policies applicable to Employee’s employment are contained in this Agreement, and Employee agrees to abide by any employment or work rules and/or policies that the Company currently has or may adopt, amend or implement from time to time during Employee’s employment with the Company. Employee acknowledges receipt of the Company’s Employee Handbook and Code of Ethics and agrees to be bound by the same as they may be amended from time to time; provided, however, that in the event of any conflict between this Agreement and such Employee Handbook and Code of Ethics, the terms of this Agreement shall govern. As the sole exception to the Employee Handbook, Employee will be entitled to three (3) weeks of paid vacation during each calendar year of his full-time employment with the Company, to be prorated for any partial calendar years of employment.

9.           Effect of Termination.

(a)           In the event that this Agreement is terminated for “cause” pursuant to subsection 7(a), the Company shall pay Employee, at the time of such termination, only the fees due and payable to him through the date of the termination of this Agreement.

(b)           In the event this Agreement is terminated at his election pursuant to subsection 7(c) or due to Employee’s death or disability pursuant to Section 7(b), the Company shall pay to Employee, at the time of such termination, the fees otherwise due and payable to him through the last day in which such termination occurs.

10.           Employee’s Representations and Warranties.  Employee hereby represents and warrants to the Company that he has the right to enter into this Agreement, and his execution, delivery and performance of this Agreement (a) will not violate any contract to which Employee is a party or any applicable law or regulation nor give rise to any rights in any other person or entity and (b) are not subject to the consent of any other person or entity.

11.           Notices.  Any notice or other communication pursuant to this Agreement shall be in writing and shall be sent by telecopy or by certified or registered mail addressed to the respective parties as follows:

(i)           If to the Company, to:

HEMISPHERX BIOPHARMA, INC.
One Penn Center
1617 JFK Boulevard, Suite 660
Philadelphia, Pennsylvania 1910
Telecopier No.: (215) 988-1739
Attention: Dr. William A. Carter, Chief Executive Officer

 (ii)          If to Employee, to:

Ralph Christopher Cavalli
510 Murdoch Road
Philadelphia, Pennsylvania  19119

or to such other address as the parties shall have designated by notice to the other parties given in accordance with this section.  Any notice or other communication shall be deemed to have been duly given on the date of delivery, if personally delivered, on the fifth (5th) business day after it has been sent by mailed via registered or certified mail or postage prepaid, return receipt requested,

12.           Modification.  No modification or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.

13.           Confidentiality Agreement.  You shall enter into a confidentiality agreement with the Company.

14.           Code Of Ethics And Business Conduct For Officers, Employees, Agents and Consultants.  You shall read, understand, sign and comply with the terms of the Company’s Code of Ethics and Business Conduct for the duration of your employment with the Company.

15.           Miscellaneous.

(a)           This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(b)           The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

(c)           If any provisions of this Agreement or the application thereof to any person or circumstance shall be determined by an arbitrator (or panel or arbitrators) or any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof, or the application of such provision to persons or circumstances other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(d)           This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns.

(e)           This Agreement shall not be assignable in whole or in part by either party, except that the Company may assign this Agreement to and it shall be binding upon any subsidiary or affiliate of the Company or any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company.

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

HEMISPHERX BIOPHARMA, INC.

By:	/s/ William A. Carter
William A. Carter, Chief Executive Officer

Acknowledgement:
I, Ralph Christopher Cavalli, have read, understand and concur with the terms and contents of this agreement.

/s/ Ralph Christopher Cavalli
Ralph Christopher Cavalli, Ph.D.

AMENDED EMPLOYMENT AGREEMENT

Schedule “A”

JOB SUMMARY:

Quality Control

Alferon & Ampligen
•	Review and approve all manufacturing raw materials testing
•	Review QC test results for Alferon N PDC, Alferon N Injection, Alferon LDO and Placebo
•	Review and approve all QC test results for Alferon (IR, GC, HPLC, phenol, sodium benzoate, TOC, etc.)
•	Review QC test results from outside labs (animal safety testing, neomycin testing, etc.)
•	Review Alferon and Ampligen stability data
•	Perform statistical analyses for Alferon stability data
•	Review annual quality data (eg. water testing)
•	Review and approve QC equipment relocation and retirement
•	Review and approval in-house testing for Ampligen and polymer (eg. LAL, sterility)
•	Troubleshoot QC testing for Ampligen and polymers (eg. HPLC, ultracentrifugation, etc.)
•	Evaluate Ampligen reference standards and the qualification and preparation methods
•	Review resumes and interview job candidates for QC staff

Planning:
•	Schedule of department operations
•	Design of department master plan in accordance with corporate goals
•	Vendor qualification
•	Logistics with regional blood centers for the delivery of Source Leukocytes and pertinent test results
•	Planning facility expansions and process improvements

Business Development:
•	Participate in strategic planning and development of key business partnerships
•	Facilitate technical exchange with contract research organizations

Documentation:
•	Drafting, revision and approval of master batch records, SOPs, validation protocols and other documents
•	Review/Sign off of production records
•	Approve process change control for manufacturing and quality groups

Analysis:
•	Budget and variance reporting
•	Design and implementation of a process database information system (MS Access) in which process yields and trend analysis can be performed
•	Design and implementation of a finished product inventory system (MS Access)

Process development and improvement:
•	Culture optimization, chromatography method development and refined unit operations involving culture collection, concentration and optimized purification steps, troubleshooting
•	Developed plan for next generation process improvements, including continuous cell culture and use of fluidized beds for harvesting product
•	Development of scaled up production of polymers for Ampligen

Contract Manufacturing:
•	Selection and development of working relationship with contract manufacturers for key raw materials
•	Maintain working relationship with contract manufacturer(s) for final fill and finish
•	Coordination with contract distributor for distribution of finished product to customers, clinical distributors, and foreign distributors

Compliance:
•	Implementation of aseptic processing standards
•	Audit for adherence to CGMPs and other regulatory requirements
•	Interaction with domestic and foreign regulatory inspectors including Team Biologics
•	Coordination with Regulatory/Quality Assurance Departments for drafting and submission of documents to various government agencies, both domestic and international